Exhibit 10.1
March 27, 2015

Raymond A. Link
c/o FEI Company
5350 NE Dawson Creek Drive
Hillsboro, OR 97124

Dear Ray:
This letter agreement (the “Letter Agreement”) will set forth our agreement concerning your resignation as FEI’s Executive Vice President and Chief Financial Officer, your continued employment with FEI following such resignation and your engagement as a consultant to FEI following your termination of employment.

1.
You have agreed to resign as FEI’s Executive Vice President and Chief Financial Officer effective April 8, 2015, and will also resign all positions you hold as a director or officer of FEI subsidiaries and affiliates on that date or as soon as is practical following that date. You will continue your employment with FEI from April 9, 2015 through November 30, 2015, unless your employment is earlier terminated as provided in paragraph 5 below (the “Continuation Period”). In performance of your duties, you will devote so much of your working time as you and FEI’s Chief Financial Officer may agree from time to time. You acknowledge and agree that your employment during the Continuation Period will continue to be “at will,” and may be terminated by you or FEI at any time and for any reason or no reason, subject to FEI’s obligation to provide the benefits described in this Letter Agreement.

2.
Effective April 9, 2015 through the date your employment with FEI is terminated (the “Termination Date”), your compensation will be adjusted to an annualized base salary of $300,000.00 to reflect your change in position. You will not be eligible to receive an award under the terms of the 2015 Management Variable Incentive Plan due to your termination of employment prior to the date that your eligibility for such award would be determined. Until the Termination Date, you will continue to be eligible for all other benefits for which you are currently eligible as an employee, except as provided in paragraph 3 below. All outstanding stock options and restricted stock units held by you under FEI’s stock incentive plans will continue to vest until the Termination Date.

3.
Upon your resignation as FEI’s Chief Financial Officer, you will cease to be entitled to any benefits under the Executive Change of Control and Severance Agreement dated May 16, 2011, as amended April 23, 2014, between you and FEI (the “Change of Control Agreement”) and the Change of Control Agreement will be terminated.

4.	Effective December 1, 2015, you and FEI will enter into a Consulting Agreement in the form attached as Exhibit A to this Letter Agreement.

5.
In the event FEI terminates your employment prior to November 30, 2015 other than for “Cause,” as that term is defined in the Change of Control Agreement, FEI agrees to provide to you benefits equivalent to those you would have received under this Letter Agreement if your employment had continued until November 30, 2015, in addition to the benefits to be provided to you under the Consulting Agreement. If, prior to November 30, 2015, you voluntarily terminate your employment with FEI or FEI terminates your employment for Cause, you will not be entitled to any further benefits under this Letter Agreement or the Consulting Agreement.

Ray, we appreciate your many years of valuable service to FEI and your willingness to assist us in our transition with our new CFO.
Sincerely,

Bradley J. Thies
Senior Vice President, General Counsel and
Head of Human Resources

Accepted and Agreed:

/s/ Raymond A. Link
Raymond A. Link

Date: March 27, 2015